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                                                                    EXHIBIT 99.1


SALTON ANNOUNCES DECISION NOT TO MAKE JUNE 15TH INTEREST PAYMENT TO HOLDERS OF 10-3/4% SENIOR SUBORDINATED NOTES; SALTON COMMENTS ON STATUS OF REFINANCING STRATEGIC OPTIONS

LAKE FOREST, IL -- June 15, 2005 --Salton, Inc. (NYSE--SFP) announced today that the Company will not make the interest payment of approximately $6.7 million due on June 15th under its outstanding 10-3/4% senior subordinated notes. The indenture governing the notes provides for a 30-day grace period with respect to the payment of this interest. The Company believes that it is prudent to utilize this grace period while it continues to pursue various strategic options to refinance the 10-3/4% senior subordinated notes due December 15, 2005. The Company intends to operate in the normal course of business during this period and to maintain its high level of responsiveness to its customers and vendors. There can be no assurance that the Company will make the interest payment during the grace period.

Salton continues to pursue various previously disclosed strategic options to raise funds required to satisfy the $125 million of outstanding 10-3/4% senior subordinated notes due December 15, 2005 and allow the Company to satisfy its liquidity needs. These strategic options may include, among other things, incurring additional debt, issuing debt or equity securities, sales of assets or businesses, reducing expenditures for new product development and/or cutting other costs, repurchasing outstanding debt securities, exchange offers and/or consent solicitations of outstanding securities. There can be no assurance that any of these options can be effected or that these options would enable the Company to repay the outstanding 10-3/4% senior subordinated notes or satisfy the Company's liquidity needs.

ABOUT SALTON, INC.
Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Mellitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known braNd names, high quality and innovative products, strong relationships with its customers base and its focused outsourcing strategy.

Certain matters discussed in this new release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to refinance $125 million, 10-3/4% Subordinated Notes due December 15, 2005, Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.


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